Exhibit 10.1

DEFINITIVE ACQUISITION AGREEMENT AMENDMENT

December 1st, 2020

This document is an amendment and shall replace the Definitive Acquisition Agreement (the “Agreement”), entered into on May 18, 2020 (the “Effective Date”), is by and between Blue Water Petroleum Corp. a Nevada Corporation (“Buyer”)(“BWPC”) and Atakam Group Inc., a WY corporation (“Seller”)(“AGI”).

Background

A.       Buyer is Blue Water Petroleum Corp. (BWPC), a Nevada; energy services provider company and Atakam Group Inc. a Wyoming technology and services corporation. Assets will be identified in Appendix I.

B.       Seller is Atakam Group Inc. (AGI) a Wyoming corporation who is engaged in various green energy and green technology-based businesses and desire to sell 100% of its outstanding stock to Buyer in exchange for consideration as discussed in this document.

C.       Buyer desires to purchase 100% of Seller’s outstanding stock on a share issuance with BWPC, where BWPC will issue 25,000,000 shares as of December 15th 2020 to the shareholders of Atakam Group Inc. post a shareholder vote and director’s resolution authorizing the acquisition

D.       Atakam Group Inc will add five directors and two officers to the board of BWPC upon close and appoint a new Treasurer and Secretary to the company.

Jose Kreidler	Director, President
Alexander Dekhtyar	Director
Andrew Osichnuk	Treasurer, CFO, Secretary, Director
Dmytro Yankovyi	Director
Aleksejs Griskovecs	Director

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

VALUATION

All parties agree that 100% ownership of Atakam Group Inc. has an estimated market value of approximately $1,250,000 (the “Purchase Price”) at 0.05 per share of BWPC.

This valuation is based on the following assumptions, among others: 1) Atakam Group Inc. will have an adequate and mutually agreed upon level of working capital, post-closing, sufficient to permit it to continue to operate in the ordinary course of business; 2) All existing legal claims against the Sellers are settled prior to close; 3) the business and the purchased assets will be acquired free of any funded debt or other liens or encumbrances except those disclosed in Exhibit A; and 4) only the specific known liabilities of Atakam Group Inc. identified to BWPC in writing and reflected on the closing balance sheet of the Business will be assumed.

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CONSIDERATION

1.	Atakam Group Inc. will assign 100% of its outstanding stock to BWPC for 25,000,000 shares of BWPC or One Million Two Hundred Fifty Thousand ($1,250,000) U.S. (i.e. $0.05 per share) at closing. Shares will be issued within 48 business hours of closing.

2.	BWPC will complete the necessary documents for a private placement or enter into a financing arrangement in the sum of One Million dollars ($1,000,000) within 180 days of this acquisition being completed. The funds will be used for the development of the Atakam Group Inc technology and patent transfer and completion.

3.	The funding dates are as follows:

a.	$25,000 within 14 business days from the date of this agreement
b.	$250,000 within 90 business days from the date of this agreement
c.	$725,000 within 180 business days from the date of this agreement

TERMS

1.                  Assets Purchased.

1.1              Acquired Assets. Upon the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases, accepts and acquires from Seller, free and clear of any and all liens or encumbrances of any kind whatsoever, all of Seller’s right, title and interest in and to the following properties and assets (the “Acquired Assets”):

1.1.1           Website domain of Atakam Group Inc. https://atakam.group

1.1.2           Business relationships.

1.1.3           All of other assets of the Sellers necessary to conduct the Business, including but not limited to the following assets of the Sellers: (i) the technologies, know-how, and intellectual property rights to the technology used in the Business; (ii) any proprietary content; (iii) all trademark rights to “Atakam Group Inc.” and other marks owned by the Sellers; (iv) copyrights; (v) all web domain addresses; (v) intranets; and (vii) all existing business relationships.

1.2              Funding commitments.

1.2.1           Atakam Group Inc. Financing. BWPC has committed to providing $1,000,000 U.S. in financing for projects within BWPC.

1.2.2           Operations Funding. This is on a best effort’s basis by management of BWPC.

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2.                  Closing.

2.1              Time and Place of Closing. The closing of the transactions described in this Agreement “Closing”) shall take place on December 15th, 2020 or at such other time as the parties may mutually agree (the “Closing Date”).

3.                  Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller, each of which shall survive the Closing:

3.1              Corporate Organization – The Buyers is duly organized, validly existing and in go standing under the laws of the State of Nevada and has qualified to do business in each jurisdiction where such qualifications are required. Seller has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

3.2              Compliance with Laws. Buyer has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

3.3              Enforceable Agreement - this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Buyer, enforceable by the Seller against the Buyer in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

3.4              Bankruptcy and Insolvency Matters – No action or proceeding has been commenced or filed by or against the Buyer which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Buyer. No such action or proceeding has been authorized or is being considered by or on behalf of the Buyer and no creditor or equity security holder of the Buyer has, to the knowledge of the Buyer, threatened to commence or advise that it may commence, any such action or proceeding;

3.5              Broker's Fees – The Buyer has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Buyer shall have any obligation and liability.

3.6              Consents – no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Buyer of this Agreement; and

3.7              Litigation - there is no action, suit, proceeding or investigation pending or currently threatened against the Buyer its affiliates that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

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4.                  Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties to Seller, each of which shall survive the Closing:

4.1              Corporate Organization – Seller is duly organized, validly existing and in go standing under the laws of the State of Wyoming and has qualified to do business in each jurisdiction where such qualifications are required. Seller has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

4.2              Compliance with Laws. Seller has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

4.3              Enforceable Agreement - this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable by the Buyer against the Seller in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

4.4              Bankruptcy and Insolvency Matters – No action or proceeding has been commenced or filed by or against the Seller which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Seller. No such action or proceeding has been authorized or is being considered by or on behalf of the Seller and no creditor or equity security holder of the Seller has, to the knowledge of the Seller, threatened to commence or advise that it may commence, any such action or proceeding;

4.5              Broker's Fees – The Seller has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Seller shall have any obligation and liability.

4.6              Consents – no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Seller of this Agreement; and

4.7              Litigation - there is no action, suit, proceeding or investigation pending or currently threatened against the Seller its affiliates that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

5.                  Indemnifications.

5.1              Indemnification by Seller. Seller shall defend, hold harmless, and indemnify Buyer and its employees, officers, and managers, and members against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys’ fees and related costs) arising from (i) the conduct of Seller’s business; or (ii) a breach by Seller of any of the covenants, agreements, warranties or representations contained in this Agreement.

5.2              Indemnification by Buyer. Buyer shall defend, hold harmless, and indemnify Seller and its employees, officers, directors, and shareholders against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys’ fees and related costs) arising out of (i) the conduct of Buyer’s business; or (ii) a breach by Buyer of any of the covenants, agreements, warranties or representations contained in this Agreement.

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6.                  Miscellaneous.

6.1              Amendments, Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

6.2              Notices. Any notice or document required or permitted to be given under this Agreement shall be deemed to be given on the date such notice is (i) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (ii) deposited with a commercial overnight delivery service with delivery fees paid, or (iii) transmitted by facsimile or electronic mail with transmission acknowledgment, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Buyer:	Blue Water Petroleum Corp.
℅ Jonathan Leinwand, Esq.
jonathan@jdlpa.com
Jonathan D. Leinwand, P.A.
18851 NE 29th Ave.
Suite 1011, Aventura, FL 33180

Seller:	Atakam Group Inc.
Attention: Andrew Osichnuk
office@atakam.group
1103 Old Town Ln, Suite 16,
Cheyenne, WY 82009-4353

6.3              Governing Law. This Agreement shall be governed by the internal laws of Nevada and Wyoming without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the State of Nevada and Wyoming and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in person jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Nevada law.

6.4              Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

6.5              No Offer. The submission of this Agreement by any party for the review and/or execution by another party does not constitute an offer or reservation of rights for the benefit of any party. This Agreement shall become effective, and the parties shall become legally bound, only if and when all parties have executed this Agreement.

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6.6              Payment of Fees. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs, provided that if a party prevails only in part the court shall award fees and costs in accordance with the relative success of each party.

6.7              Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully executed original.

6.8              Signature by Facsimile. An original signature transmitted by facsimile shall be deemed to be original for purposes of this Agreement.

6.9              Assignment. Neither party to this Agreement shall assign its rights or duties hereunder without the prior written consent of the other party. Any attempted assignment without such prior written consent shall be null and void.

6.10            No Third-Party Beneficiaries. This Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

6.11            Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

6.12            Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

6.13            Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

6.14            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

6.15            Blue Water Petroleum Corp. agrees concurrent with closing, two new directors will be appointed. AGI will also appoint a new Treasurer and Secretary at Closing.

6.16            Due Diligence.

This binding offer is conditional upon more comprehensive due diligence. The due diligence requirements will be usual and customary for transactions of this type including a review of, but not limited to, the following:

•	Access to management and all key facilities
•	Review historical and projected financials and internal control procedures
•	Review product portfolio, product roadmap, technology, and infrastructure
•	Review contracts, IP rights, etc.
•	Accounting and legal review
•	Access to all computers and related hardware (whatever is available)

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IN WITNESS WHEREOF, the parties have executed this binding Agreement on the date first written above.

Blue Water Petroleum Corp.

By: /s/ Tom Hynes

Tom Hynes, CEO, Director

Atakam Group Inc.

By: /s/ Andrew Osichnuk

Andrew Osichnuk, Director

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